THE COMMUNITY NATIONAL BANK

FINANCIAL STATEMENTS

For the year ended December 31, 2000

CERTIFIED PUBLIC ACCOUNTANTS

JD CLOUD & CO. LLP

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C O N T E N T S

PAGE
INDEPENDENT AUDITORS' REPORT	1
FINANCIAL STATEMENTS
Balance Sheets	2
Statements of Income	3
Statements of Changes in Shareholders' Equity	4
Statements of Cash Flows	5
Notes to Financial Statements	7-18
OTHER FINANCIAL INFORMATION
Independent Auditors' Report on
Other Financial Information	19
Comments Relating to Financial Position and
Income and Expense	20-22
Confirmation Statistics	23


INDEPENDENT AUDITORS' REPORT

To the Board of Directors

The Community National Bank

Franklin, Ohio

We have audited the accompanying balance sheet of The Community National Bank as of December 31, 2000, and the related statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The Community National Bank as of December 31, 1999, were audited by other auditors whose report dated January 7, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 2000 financial statements referred to above present fairly, in all material respects, the financial position of The Community National Bank as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ JD CLOUD & CO. LLP

Certified Public Accountants

January 5, 2001

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THE COMMUNITY NATIONAL BANK
BALANCE SHEETS
At December 31, ($000's)
	2000	1999
ASSETS:
Cash and due from banks	$3,919	3,271
Federal funds sold	3,100	2,900
	7,019	6,171
Interest-bearing deposits in banks	199	100
Investment securities-
U.S. Treasury securities	20,770	20,905
Other securities	49	45
Loans-net	73,249	67,996
Premises and equipment-net	3,570	1,755
Other Real Estate Owned	212	66
Other assets	1,018	844
TOTAL ASSETS	$106,086 ======	97,882 ======
LIABILITIES:
Deposits-
Demand	$11,001	9,471
NOW accounts	12,812	9,143
Savings	12,793	14,653
Certificates - $100,000 and over	23,495	24,446
Other time certificates	35,394	30,789
Total deposits	95,495	88,502
Accrued interest and other liabilities	1,734	1,539
TOTAL LIABILITIES	97,229	90,041
SHAREHOLDERS' EQUITY:
Common stock, $2.50 par value; authorized - 1,500,000 shares ;
issued and outstanding 2000 - 303,337 shares; 1999 - 300,000	758	750
Surplus	885	750
Retained earnings	7,214	6,341
TOTAL SHAREHOLDERS' EQUITY	8,857	7,841
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$106,086 ======	97,882 ======

The accompanying notes to financial statements are an integral part of these statements.


THE COMMUNITY NATIONAL BANK
STATEMENTS OF INCOME
For the years ended December 31,
($000's)
	2000	1999
INTEREST INCOME:
Interest and fees on loans	$6,645	6,151
Interest on federal funds sold	285	221
Interest on investment securities-
U.S. Treasury securities	1,217	1,114
Other securities	11	8
TOTAL INTEREST INCOME	8,158	7,494
INTEREST EXPENSE:
Interest on deposits-
Savings and NOW deposits	869	764
Time deposits	3,464	2,927
TOTAL INTEREST EXPENSE	4,333	3,691
NET INTEREST INCOME	3,825	3,803

PROVISION FOR LOAN LOSSES	240	202

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,585	3,601

OTHER OPERATING INCOME:
Service charges and fees	474	452
Loan brokerage fees	276	75
Other operating income	37	17
TOTAL OTHER OPERATING INCOME	787	544

OPERATING EXPENSES:
Salaries, wages and employee benefits	1,625	1,461
Equipment and occupancy expense	346	356
State franchise tax	102	98
Other operating expenses	652	589
TOTAL OPERATING EXPENSES	2,725	2,504
INCOME BEFORE INCOME TAXES	1,647	1,641

PROVISION FOR INCOME TAXES	559	559
NET INCOME	$1,088 =====	1,082 =====
Net income per common share	$3.59 =====	3.61 =====

The accompanying notes to financial statements are an integral part of these statements.


THE COMMUNITY NATIONAL BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31,
($000's)

	COMMON		RETAINED
	STOCK	SURPLUS	EARNINGS	TOTAL

BALANCE-January 1, 1999	$750	750	5,469	6,969

Add-Net income			1,082	1,082

Deduct - Dividend declared
$.70 per share			(210)	(210)

BALANCE-December 31, 1999	750	750	6,341	7,841

Add - Net income			1,088	1,088

Stock Dividend	8	135		143

Deduct - Dividend declared
$.71 per share			(215)	(215)

BALANCE-December 31, 2000	$758 ====	885 ===	7,214 =====	8,857 ======

The accompanying notes to financial statements are an integral part of these statements.

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THE COMMUNITY NATIONAL BANK

STATEMENTS OF CASH FLOWS

For the years ended December 31,
($000's)

	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received	$8,079	7,572
Fees and commissions received	787	544
Interest paid	(4,170)	(3,467)
Cash paid to employees and for other operating expenses	(2,595)	(2,331)
Income taxes paid	(588)	(560)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,513	1,758

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturing investment securities	14,492	11,223
Purchase of investment securities	(14,496)	(14,191)
Net increase in loans	(5,701)	(1,758)
Proceeds from sale of other real estate owned	62	-
Capital expenditures	(1,947)	(69)
NET CASH USED IN INVESTING ACTIVITIES	(7,590)	(4,795)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	6,992	4,627
Cash dividends paid	(67)	(176)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,925	4,451

NET INCREASE IN CASH AND CASH EQUIVALENTS	848	1,414

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,171	4,757

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,019 ======	6,171 ======

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
Net income	$1,088	1,082
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	143	141
Amortization of discounts	37	55
Provision for loan losses	240	202
Provision for deferred taxes	(34)	(19)
(Increase) decrease in interest receivable	(116)	23
(Increase) decrease in prepaid expense	(35)	2
Increase in interest payable	163	225
Increase (decrease) in income taxes payable and refundable	5	17
Increase (decrease) in other accrued expenses	22	30
TOTAL ADJUSTMENTS	425	676

NET CASH PROVIDED BY OPERATING
ACTIVITIES	$1,513 ======	1,758 ======

The accompanying notes to financial statements are an integral part of these statements.


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Community National Bank grants mortgage, commercial and installment loans to customers within its market areas which are generally Franklin, Springboro, Centerville and Carlisle, Ohio, and adjacent communities.

The accounting and reporting policies of the Bank conform with generally accepted accounting principles (GAAP) and with general practices within the banking industry. Following is a summary of the significant accounting policies:

ACCOUNTING ESTIMATES-

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES-

Securities which the Bank has the ability and intent to hold to maturity are classified as held to maturity and are reported at amortized cost. Amortization of premiums and accretion of discounts are recognized as adjustments to interest income using the level yield method. Gains or losses from the sale of securities are computed using the specific identification method. Federal Reserve Bank stock is an equity interest in the Federal Reserve Bank. The Bank is required to maintain six percent of its capital plus surplus in Federal Reserve Bank stock which is carried at cost.

LOANS AND ALLOWANCE FOR LOAN LOSSES-

Loans are stated at the principal amount outstanding, net of unearned income, including deferred loan fees and an allowance for loan losses. Interest on discounted loans is generally recognized as income based on methods that approximate the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Loan origination fees, net of loan origination costs, are deferred and recognized as income over the life of the loan.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral.

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THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of loans, and prior loan loss in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

PREMISES AND EQUIPMENT-

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

OTHER REAL ESTATE OWNED-

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less the cost to sell.

ADVERTISING COSTS-

Advertising costs are generally expensed as incurred.

INCOME TAXES-

Deferred income tax assets and liabilities are determined using the liability method of accounting. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

STATEMENTS OF CASH FLOWS-

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks with maturities of three months or less and federal funds sold.

EARNINGS PER SHARE-

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. The Company's capital structure includes no potential for dilution. There are no warrants, options or other arrangements that would increase the number of shares outstanding.

RECENT PRONOUNCEMENT AND ACCOUNTING CHANGES-

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and in 2000 issued SFAS No. 138, an amendment of SFAS No. 133. In most instances the standard, once adopted, precludes any held-to-maturity security from being designated as a hedged item. When adopted, this standard is not expected to have an effect on reported net income.

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THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 2 - INVESTMENT SECURITIES

Carrying amounts and approximate market values of investment securities at December 31 are summarized as follows ($000's):

	2000		1999
	Carrying	Market	Carrying	Market
	Amount	Value	Amount	Value
U. S. Treasury Securities:
Due within 1 year or less	$6,025	6,025	11,022	11,004
Due from 1 to 5 years	14,745	14,883	9,883	9,738
Subtotal	20,770	20,908	20,905	20,742
Federal Reserve Bank, at cost	49	49	45	45
	$20,819 =====	20,957 ======	20,950 ======	20,787 ======

The Bank believes it has the ability and intends to hold all of its securities until maturity. Gross unrealized gains on investment securities were $138,000 and $3,000 at December 31, 2000 and 1999, respectively. Gross unrealized losses were $166,000 at December 31, 1999. Investment securities with a par value of $14,960,000 and $15,960,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits.

NOTE 3 - LOANS

Major classifications of loans at December 31 are as follows ($000's):

	2000	1999
Mortgage loans on real estate:
Residential 1-4 family	$30,933	28,432
Commercial	30,281	26,732
Construction	3,627	4,881
Second mortgages	228	217
Equity lines of credit	1,592	1,548
Total	66,661 ======	61,810 ======

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THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 3 - LOANS (Continued)

	2000	1999
Commercial loans	3,325	3,458
Installment loans	4,164	3,489
	74,150	68,757
Unearned loan origination fees	(4)	(5)
	74,146	68,752
Allowance for loan losses	(897)	(756)
Loans-net	$73,249 =======	67,996 ======

Final loan maturities and rate sensitivity of the loan portfolio at December 31, 2000, are as follows ($000's):

	Within	One-Five	After Five
	One Year	Years	Years	Total
Commercial, installment and
real estate	$13,459 =====	9,511 =====	51,180 ======	74,150 =====

Loans maturing at fixed interest rates are $48,379,000 and loans maturing at variable interest rates are $25,771,000.

Loans on which the accrual of interest has been discontinued or reduced amounted to $370,000 and $18,000 at December 31, 2000 and 1999, respectively. Interest income that would have been recorded in 2000 and 1999 if nonaccrual loans had been current and in accordance with their original terms, was $18,000 and $3,000, respectively. At December 31, 2000, the recorded investment in loans for which impairment has been recognized was not material. Management believes impaired loans will be fully realized and a specific allowance for losses on impaired loans has not been recognized.


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 3 - LOANS (Continued)

Changes in the allowance for loan losses for the years ended December 31 were as follows ($000's):

	2000	1999
BALANCE-BEGINNING OF YEAR	$756	617
Provision charged to operations	240	202
Loans charged off	(107)	(78)
Recoveries	8	15
BALANCE-END OF YEAR	$897 ====	756 ====

The Bank has entered into related-party transactions with various directors and officers. Such transactions originate in the normal course of the Bank's operations as a depository and lending institution. At December 31, 2000 and 1999, certain officers, directors and companies of which they have a direct or indirect interest, were indebted to the Bank directly or as guarantors in the aggregate amount of $2,364,000 and $2,308,000, respectively. New loans to related parties were $214,000 and repayments were $158,000 during 2000.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows ($000's):

	2000	1999
Land	$870	459
Buildings	823	823
Equipment	1,296	1,210
Leasehold improvements	80	80
Construction in process	1,461	-
Total	4,530	2,572
Less-Accumulated depreciation	960	817
Premises and Equipment-Net	$3,570 ====	1,755 ====

Depreciation charged to income was $143,000 in 2000 and $141,000 in 1999.


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 5 - CERTIFICATES OF DEPOSIT

Certificates of deposit and their remaining maturities at December 31, 2000, are as follows ($000's):

	Over	Less than
	$100,000	$100,000	Total
2001	$15,111	28,693	43,804
2002	8,062	5,938	14,000
2003	322	342	664
2004	-	284	284
2005	-	136	136
Thereafter	-	1	1
	$23,495 ======	35,394 =====	58,889 =====


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 6 - LINE OF CREDIT

The Bank has a line of credit with the Federal Reserve Bank of Cleveland for borrowings up to $5,000,000. There were no borrowings at December 31, 2000 or 1999. The line of credit is collateralized by certain residential real estate loans with an outstanding balance of approximately $5,400,000.

NOTE 7 - INCOME TAX

The provision for federal income tax consists of ($000's):

	2000	1999
Income tax currently payable	$593	578
Deferred income tax benefit	(34)	(19)
Provision for income taxes	$559 ===	559 ====

The following is a reconciliation of the provision for federal income tax to the amount computed at the statutory rate of 34% ($000's):

	2000	1999
Tax at statutory rate on income before income tax	$560	558
Miscellaneous	(1)	1
Federal income tax applicable to income before income tax	$559 ===	559 ===

The Bank expects to realize all deferred tax assets and has not provided a valuation allowance related to the deferred tax assets. Deferred taxes, included in other assets, consisted of the following at December 31 ($000's):

	2000	1999
Deferred tax assets:
Allowance for loan losses	$261	214
Loan origination fees	1	1
Total deferred tax assets	262	215
Deferred tax liabilities:
Depreciation	(156)	(143)
Net deferred tax asset	$106 ===	72 ====


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Bank maintains a savings and investment plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet certain eligibility requirements. Employees may contribute to the plan up to 20% of annual compensation. For every dollar an employee contributes (up to 4% of compensation), the Bank will contribute an amount equal to 50% of the employee's contribution. The plan also includes a profit-sharing feature. Annually, the Bank determines the amount of its contribution. The Bank made total contributions of $13,000 and $40,000 to the plan for the years ended December 31, 2000 and 1999, respectively.

NOTE 9 - LEASE COMMITMENTS

The Bank occupies two buildings under operating lease agreements which expire in 2001 with subsequent renewal options to 2004.

Estimated future minimum lease payments, including payments under one of the renewal options, are as follows:

                          2001                                    $ 20,000

                          2002                                   14,000

                          2003                                   14,000

                          2004                                   12,000

Total rent expense for all operating leases was $34,000 and $33,000 in the respective years ended in 2000 and 1999.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

The Bank has commitments to extend credit and letters of credit aggregating $6,807,000 at December 31, 2000. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. No significant losses are anticipated as a result of these commitments.

Cash and cash equivalents at December 31, 2000, included cash and federal funds sold in excess of federally insured amounts at several financial institutions.

The Bank is party to various claims and proceedings arising in the normal course of business which, in the opinion of management, will not result in material liability to the Bank.

NOTE 11 - RETAINED EARNINGS

Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Retained earnings against which dividends may be charged were $2,025,000 at December 31, 2000. A dividend of $215,369 was declared in 2000 and is payable in 2001. The dividend is payable in shares of the Bank's stock, or cash, at the shareholder's option.

A dividend of $210,000 was declared in 1999 and paid in 2000. Of the $210,000, $66,509 was paid in cash and $143,491 was paid in stock. The value of the stock was based on the fair market value at the dividend payable date or $43 a share. As a result, 3337 new shares of stock were issued at a par value of $2.50 per share.

NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 12 - REGULATORY MATTERS (Continued)

the Bank meets all capital adequacy requirements to which it is subject. In addition, the Bank was required to maintain minimum cash reserves of approximately $583,000 at
December 31, 2000, and an average of approximately $575,000 during 2000.

As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's classification.

The Bank's actual capital amounts ($000's) and ratios are also presented in the table.

	Actual		For Capital		To Be Well
					Capitalized Under
			Adequacy		Prompt Corrective
			Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2000:
Total Capital (to Risk	$9,692	14.5%	>5,345	>8.0%	>6,681	>10.0%
Weighted Assets)
Tier I Capital (to Risk	$8,857	13.3%	>2,672	>4.0%	>4,009	>6.0%
Weighted Assets)
Tier I Capital (to	$8,857	8.3%	>4,247	>4.0%	>5,308	>5.0%
Average Assets)

As of December 31, 1999:	$8,595	14.2%	>4,827	>8.0%	>6,034	>10.0%
Total Capital (to Risk
Weighted Assets)
Tier I Capital (to Risk	$7,841	13.0%	>2,413	>4.0%	>3,620	>6.0%
Weighted Assets)
Tier I Capital (to	$7,841	7.9%	>3,989	>4.0%	>4,986	>5.0%
Average Assets)


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 13 - FAIR MARKET DISCLOSURES OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values for financial instruments as of December 31 were as follows ($000's):

	2000		1999
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial Assets:
Cash and due from banks	$3,919	3,919	$3,271	3,271
Federal funds sold	3,100	3,100	2,900	2,900
Interest bearing deposits in banks	199	199	100	100
Securities held to maturity	20,819	20,957	20,950	20,787
Loans, net	73,249	72,547	67,996	68,212
Financial Liabilities:
Deposits	95,495	89,385	88,502	81,481

The fair value of off-balance sheet financial instruments at December 31, 2000 and 1999, was not material.

Fair values of financial instruments are based on various assumptions, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in actual transactions. In addition, because the required disclosures exclude certain financial instruments and all nonfinancial instruments, any aggregation of the fair value amounts presented would not represent the underlying value of the Bank. The following methods and assumptions were used to estimate the fair value of certain financial instruments:

Cash and cash equivalents

The carrying amounts presented are deemed to approximate fair value.

Interest-bearing deposits in banks

Fair value is estimated for these certificates of deposit by discounting the future cash flows at current rates.

Investment Securities

Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.


THE COMMUNITY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2000 and 1999

NOTE 13 - FAIR MARKET DISCLOSURES OF FINANCIAL INSTRUMENTS (Continued)

Loans

Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTE 14 - OTHER DEVELOPMENTS

During 2000, the Board of Directors adopted a plan of reorganization to form a one-bank holding company. Under the proposed plan, in the second quarter of 2001, each shareholder of the Bank would receive two common shares of the newly-formed holding company in exchange for one common share of the Bank. The shareholders of the Bank would retain the same percentage of ownership of the holding company as each shareholder held of the Bank's shares prior to the reorganization. Thereafter, the Bank would be a wholly-owned subsidiary of the holding company. The plan is subject to approval by the Bank's shareholders and federal regulatory authorities.


INDEPENDENT AUDITORS' REPORT

ON OTHER FINANCIAL INFORMATION

To the Board of Directors

The Community National Bank

Franklin, Ohio

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The following comments on pages 18-21, relating to financial position and income and expense, while not a required part of the basic financial statements, are presented as additional data that may be useful to the Board of Directors as an indication of some of the procedures performed during our audit. Such information has been taken from the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ JD CLOUD & CO. LLP

Certified Public Accountants

January 5, 2001


THE COMMUNITY NATIONAL BANK

COMMENTS RELATING TO FINANCIAL POSITION AND

INCOME AND EXPENSE

December 31, 2000

CASH AND DUE FROM BANKS - $3,919,000

Cash on hand was verified by reviewing the Bank's internal controls and physical count sheets of cash. We reviewed cash items to determine whether the items were proper and cleared in the normal course of business. All significant cash items cleared within a few days. We reviewed the reconciliations prepared by the Bank's personnel for various bank accounts including the Federal Reserve. We traced, on a test basis, significant items to their clearing.

FEDERAL FUNDS SOLD - $3,100,000

Federal funds sold were traced to the borrowers statements confirming their purchases. Interest earned on these assets was tested for the year and determined reasonable.

INTEREST-BEARING DEPOSITS IN BANKS - $199,000

Interest-bearing deposits were confirmed at December 31, 2000. We also tested the income earned for the year.

SECURITIES - $20,819,000

Direct confirmation of securities was obtained from The Federal Reserve Bank of Cleveland where they are held in safekeeping.

We verified by direct confirmation the Federal Reserve Bank stock.

The pledged security inventory as maintained by the Bank was verified by reference to the Federal Reserve Bank safekeeping report confirmation.

LOANS AND DISCOUNTS - $74,146,000 (excluding allowance for loan losses)

Commercial and Industrial

We obtained and tested the commercial loan trial balance and reconciled the total to the general ledger accounts. We requested positive and negative form direct mail confirmations on a portion of the accounts. Collateral held by the Bank, as indicated on individual collateralized notes, was tested for existence in the Bank collateral vault.


THE COMMUNITY NATIONAL BANK

COMMENTS RELATING TO FINANCIAL POSITION AND

INCOME AND EXPENSE

December 31, 2000

(Continued)

LOANS AND DISCOUNTS - $74,146,000 (excluding allowance for loan losses) (Continued)

Real Estate Loans

We obtained and tested the mortgage loan trial balance and reconciled the total to the general ledger account. We requested positive and negative form direct mail confirmations on a portion of the accounts.

Installment Loans

We obtained and tested the installment loan trial balance and reconciled the total to the general ledger account. We requested negative form direct mail confirmations on a portion of the accounts.

Differences indicated in the confirmation replies, requested for the above loans, were satisfactorily reconciled. Alternative procedures such as examining signed notes, and reviewing account activity was performed for positive requests not returned. A summary of the loan confirmations is scheduled on page 21.

We checked supporting collateral (except chattel mortgages) on collateral loans on a portion of the accounts. There were no significant cases of insufficient collateral.

We reviewed the amounts of officers' loans and none exceeded the legal limitations provided under applicable regulations.

The loan loss reserve, in the amount of $897,000, is deducted from loans on the balance sheet.

BANK PREMISES AND EQUIPMENT - $3,570,000

This represents the depreciated book value of land, buildings, leasehold improvements, furnishings and equipment as reflected on the Bank's books of account. Charges for material additions during the period were examined. Depreciation expense was tested and found to be reasonable.

OTHER ASSETS - $1,018,000

The accrued interest and other assets were tested and found to be reasonable.


THE COMMUNITY NATIONAL BANK

COMMENTS RELATING TO FINANCIAL POSITION AND

INCOME AND EXPENSE

December 31, 2000

(Continued)

LIABILITIES - $97,229,000

We obtained checking, savings, and time deposit account trial balances and reconciled the totals to the respective general ledger accounts. We requested positive and negative form direct mail confirmations with depositors on checking, saving and time deposits.

All differences indicated in the replies were satisfactorily reconciled. Alternative procedures, such as examining signature cards or certificates of deposit and reviewing account activity, were performed on positive requests which were not returned. A summary of the deposit confirmations is scheduled on page 19.

The federal income tax accounts were calculated and found to be reasonable.

SHAREHOLDERS' EQUITY - $8,857,000

The book value of common stock at December 31, 2000 (including undivided profits, but not reserves), amounted to $29 per share based on 303,337 shares issued and outstanding.

INCOME

We examined income accounts on which income was accrued and made appropriate tests of the recorded income. We determined the method of accruing interest in the major loan categories and reviewed the consistency of method. Major income accounts were tested to determine the reasonableness of the amounts.

EXPENSES

Interest expense accounts were reviewed for overall reasonableness. We analyzed other expense accounts and made tests to the extent deemed necessary by examination of invoices or other supporting data.


THE COMMUNITY NATIONAL BANK

CONFIRMATION STATISTICS

Year ended December 31, 2000

The following presents a summary of confirmation statistics relating to loans and deposits confirmed at an interim date during the year:

			-LOANS AND DISCOUNTS -
	BALANCES AT
	CONFIRMATION DATE		CONFIRMED		% CONFIRMED
	No.	Amount	No.	Amount	No.	Amount
REAL ESTATE	578	$39,520,933	95	11,776,270	16.4	29.8
INSTALLMENT	821	5,104,489	13	60,220	1.6	1.2
COMMERCIAL	587	29,403,341	75	11,211,793	12.8	38.1
TOTAL		$74,028,763 ========		23,048,283 ========

		- DEPOSITS -
	BALANCES AT
	CONFIRMATION DATE		CONFIRMED		% CONFIRMED
	No.	Amount	No.	Amount	No.	Amount
DEMAND DEPOSITS	4,699	$24,375,311	68	6,375,311	1.5	26.2
SAVINGS ACCOUNTS	4,695	11,968,921	61	234,565	1.3	2.0
CERTIFICATES OF
DEPOSIT	2,876	58,967,062	51	12,628,811	1.8	21.4
TOTAL		$95,311,294 ========		19,238,687 =========